Exhibit 20.3
March 2, 2006

Chase Bank USA, National Association	Moody’s Investors Services, Inc.
c/o JP Morgan Chase	ABS Monitoring Department
Worldwide Securities Services	99 Church Street
500 Stanton Christiana Road, OPS4, 3rd Floor	New York, New York 10007
Newark, Delaware 19713

Deutsche Bank Trust Company Americas	Standard & Poor’s Rating Services
Corporate Trust & Agency Services —	Attn: ABS Surveillance Group
Structured Finance Services	55 Water Street, 41st Floor
60 Wall Street, 26th Floor	New York, New York 10041-0003
MS NYC60-2606
New York, New York 10005

Fitch Ratings
Asset Backed Securities
Auto Group — 32nd Floor
One State Street Plaza
New York, New York 10004
Re:     Annual Statement as to Compliance for WFS Financial 2005-2 Owner Trust
Dear Sir or Madam:
OFFICERS’ CERTIFICATE
Pursuant to Section 4.10 of the Sale and Servicing Agreement (“Agreement”) dated as of March 1, 2005, and to Section 3.09 of the Indenture (“Indenture”), dated as of the same date, the undersigned officers of WFS Financial Inc (the “Master Servicer” and “Administrator”) certify that:
      (i) a review of the activities of the Master Servicer during the preceding fiscal year and of its performance under the Agreement has been made under such officers’ supervision and to the best of such officers’ knowledge, based on such review, the Master Servicer has fulfilled all its obligations under the Agreement throughout such year and no default under the Agreement has occurred and is continuing; and
      (ii) a review of the activities of the Issuer during the preceding fiscal year and of its performance under the Indenture has been made under such officers’ supervision and to the best of such officers’ knowledge, based on such review, the Issuer has complied with all conditions and covenants under the Indenture throughout such year.

/s/ Susan Tyner Susan Tyner Senior Vice President and Controller	/s/ J. Keith Palmer J. Keith Palmer Senior Vice President & Treasurer